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                                                                    EXHIBIT 23.4

               Consent of Ernst & Young LLP, Independent Auditors

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 7, 1998, except for the restatement related to acquired in-process technology referred to in Note 11, as to which the date is January 7, 1999, with respect to the consolidated financial statements of Nichols Research Corporation incorporated by reference in the Proxy Statement Prospectus of Nichols Research Corporation that is made a part of the Registration Statement (Form S-4 No. 333-00000) and Prospectus of Computer Sciences Corporation for the registration of common stock to be issued pursuant to the proposed merger of Computer Sciences Corporation with Nichols Research Corporation.

                                          Ernst & Young LLP

Birmingham, Alabama
October 11, 1999